UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2012

OCZ TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-34650

Delaware	04-3651093
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6373 San Ignacio Avenue, San Jose, California 95119

(Address of principal executive offices, including zip code)

(408) 733-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 10, 2012, OCZ Technology Group, Inc. (the “Company”) reported that its board of directors has appointed Ralph Schmitt as the Company’s president and chief executive officer effective immediately. Ralph Schmitt, 51, has been a member of the Company’s board of directors since April 2011. Mr. Schmitt joins OCZ from PLX Technologies, Inc., a provider of semiconductor-based connectivity solutions primarily targeting the enterprise and consumer markets, where he served as president and CEO from 2008 until October 9, 2012. Mr. Schmitt is on the board of the Global Semiconductor Alliance (GSA) and remains on the board of PLX. Prior to his leadership tenure at PLX, he acted as CEO of Legend Silicon, a privately funded Chinese terrestrial digital TV semiconductor company in 2008. From 2005 through 2007, Mr. Schmitt was CEO of Sipex, an analog semiconductor company that merged with Exar in 2007, where he was appointed CEO. From 1999 to 2005, Mr. Schmitt was executive vice president of sales, marketing, and business development for Cypress Semiconductor where he led sales growth to over $1 billion, while also overseeing the acquisition and integration of numerous companies. He has served on private and public boards ranging from semiconductor to solar and systems companies. Mr. Schmitt holds a B.S.E.E. from Rutgers University and started his career as storage system designer.

In connection with his appointment, Mr. Schmitt and the Company entered into an Offer Letter dated October 8, 2012. Pursuant to the Offer Letter, Mr. Schmitt’s initial annual base salary will be $475,000. Mr. Schmitt is eligible for OCZ’s Bonus Program. His target bonus is $475,000, and is prorated to his date of hire. Bonus achievement will be assessed on an annual basis against performance to the Program, so there is no guarantee of payment. Mr. Schmitt will be paid a one-time cash payment of $700,000 in recognition of a portion of the compensation he has forfeited by leaving his previous employer, which will be paid after November 30, 2012. Mr. Schmitt was also granted an option to purchase 750,000 shares of the Company’s Common Stock at an exercise price equal to the fair market value (FMV) of that stock on the date of the grant (the “Option”). The Options will vest 25% at the end of his first year of employment and 1/36th of the remaining balance each month thereafter for an additional 36 months, for a total vesting period of 48 months. In recognition of the remainder of the compensation that Mr. Schmitt forfeited by leaving his previous employer, Mr. Schmitt will also be granted Restricted Stock Units (RSUs) equivalent to $700,000 based on the closing FMV on his date of hire. The RSUs will vest 100% on December 1, 2012 in recognition of the guaranteed compensation he is surrendering by leaving his prior employer. The Company will provide Mr. Schmitt $500,000 worth of life insurance and he is entitled to participate in the Company’s other employee benefit programs.

Copies of the Offer Letter and a press release issued in connection with Mr. Schmitt’s appointment have been filed with the Securities and Exchange Commission as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K. This summary description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter.

Item 9.01 Financial Statements and Exhibits.

10.1	Offer Letter, dated October 8, 2012, between the Company and Ralph Schmitt

99.1	Press Release relating to the appointment of Ralph Schmitt

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 12, 2012	OCZ TECHNOLOGY GROUP, INC.

	By:	/s/ Arthur F. Knapp, Jr.
	Name:	Arthur F. Knapp, Jr.
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Offer Letter, dated October 8, 2012, between the Company and Ralph Schmitt.

99.1	Press Release relating to the appointment of Ralph Schmitt.